Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Scientific Technologies Incorporated of our report dated March 13, 2002 relating to the financial statements, which report appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
San Jose, California
March 29, 2002